                                                                     Exhibit 2.1



                           AGREEMENT FOR PURCHASE AND SALE
                                          OF
                                    REAL PROPERTY


                                    JULY 16, 1997


                                  TABLE OF CONTENTS
                                  -----------------
                                                                            PAGE
                                                                            ----
ARTICLE I     BASIC DEFINITIONS.............................................-1-

ARTICLE II    PURCHASE AND SALE.............................................-2-
    Section 2.1  Purchase and Sale..........................................-2-
    Section 2.2  Purchase Price.............................................-3-
    Section 2.3  Buyer's Review and Seller's Disclaimer.....................-3-
    Section 2.4  Permitted Title Exceptions.................................-4-

ARTICLE III   CONDITIONS PRECEDENT..........................................-5-
    Section 3.1  Conditions.................................................-5-
    Section 3.2  Failure or Waiver of Conditions Precedent..................-6-

ARTICLE IV    COVENANTS, WARRANTIES AND REPRESENTATIONS.....................-6-
    Section 4.1  Seller's Warranties and Representations....................-6-
    Section 4.2  Seller's Covenants.........................................-8-
    Section 4.3  Buyer's Warranties and Representations.....................-8-
    Section 4.4  Limitations................................................-8-
    Section 4.5  Notice of Adverse Changes..................................-9-

ARTICLE V     DEPOSIT......................................................-10-

ARTICLE VI    ESCROW AND CLOSING...........................................-10-
    Section 6.1  Escrow Arrangements.......................................-10-
    Section 6.2  Closing...................................................-12-
    Section 6.3  Prorations................................................-12-
    Section 6.4  Other Closing Costs.......................................-13-
    Section 6.5  Further Documentation.....................................-13-

ARTICLE VII   MISCELLANEOUS................................................-14-
    Section 7.1  Damage or Destruction.....................................-14-
    Section 7.2  Brokerage Commissions and Finder's Fees...................-14-
    Section 7.3  Successors and Assigns....................................-14-
    Section 7.4  Notices...................................................-15-
    Section 7.5  Time......................................................-16-
    Section 7.6  Possession................................................-16-
    Section 7.7  Incorporation by Reference................................-16-

                                  TABLE OF CONTENTS
                                  -----------------
                                     (continued)

                                                                            PAGE
                                                                            ----
    Section 7.8  No Deductions or Off-Sets.................................-16-
    Section 7.9  Attorneys' Fees...........................................-16-
    Section 7.10 Construction..............................................-16-
    Section 7.11 Governing Law.............................................-16-
    Section 7.12 Confidentiality...........................................-16-
    Section 7.13 Counterparts..............................................-16-
    Section 7.14 Entire Agreement; Amendments..............................-17-
    Section 7.15 Further Assurances........................................-17-
    Section 7.16 Partial Invalidity........................................-17-
    Section 7.17 Waivers...................................................-17-
    Section 7.18 Damages...................................................-17-
    Section 7.19 Cooperation in SEC Filings................................-17-

EXHIBIT A     DISCLOSURE STATEMENT
EXHIBIT B     INSPECTION LETTER
EXHIBIT C     PROPERTY DESCRIPTION
EXHIBIT D     RENT ROLL
EXHIBIT E     LIST OF SERVICE CONTRACTS
EXHIBIT F     [Intentionally Omitted]
EXHIBIT G     FORM OF DEED
EXHIBIT H     BILL OF SALE
EXHIBIT I     ASSIGNMENT OF LEASES AND INTANGIBLE PROPERTY

                           AGREEMENT FOR PURCHASE AND SALE
                                          OF
                                    REAL PROPERTY


         THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this "Agreement") is made and entered into as of July 16, 1997, by and between EASTRICH NO. 92 CORPORATION, a California corporation ("Seller"), and
BRE PROPERTIES, INC., a Maryland corporation ("Buyer").

                                       RECITALS

         A. Seller owns certain improved real property consisting of a 308-unit residential apartment complex commonly known as Lakeshore Landing and located at 2717 South Norfolk Street, San Mateo, California, together with associated tangible and intangible personal property.

         B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, subject to the terms and conditions contained in this Agreement, the foregoing real property and any and all associated tangible and intangible personal property owned by Seller.

                                      AGREEMENT

         NOW, THEREFORE, Buyer and Seller do hereby agree as follows:

                                      ARTICLE I
                                  BASIC DEFINITIONS

    For purposes of this Agreement, and in addition to the other terms defined in this Agreement, each of the following terms, when used with an initial capital letter, shall have the following meaning:

         CLOSING DATE. The term "Closing Date" shall mean (a) the date that is ten (10) days following the later of (i) the expiration of the Inspection Period or (ii) the satisfaction or waiver of the condition described in
Section 3.1(a)(iii) below, or (b) any earlier date mutually approved by Buyer and Seller for the close of escrow with respect to the purchase and sale of the Property.

         CONTRACT PERIOD. The term "Contract Period" shall mean the period from the date of this Agreement through the Closing Date.

         DISCLOSURE STATEMENT. The term "Disclosure Statement" shall mean the statement set forth as EXHIBIT A to this Agreement.

         INSPECTION PERIOD. The term "Inspection Period" shall mean the period commencing on the date of this Agreement, and ending at 5:00 p.m. Pacific Time on August 1, 1997; provided that the Inspection Period may end earlier at Buyer's election upon delivery by Buyer to Seller of the Inspection Letter (representing the conclusive waiver by Buyer of any further Inspection Period).

         INSPECTION LETTER. The term "Inspection Letter" shall mean a letter in the form attached as EXHIBIT B to this Agreement, to be delivered by Buyer to Seller on or prior to the close of the Inspection Period pursuant to Section 3.2 below.

         INTANGIBLE PROPERTY. The term "Intangible Property" shall mean Seller's rights and interests in: (a) any and all transferable or assignable permits, building plans and specifications, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, trade names, service marks, engineering, soils, pest control and other reports relating to the Property, tenant lists, advertising materials, and telephone exchange numbers identified with the Property; (b) all maintenance, service and other operating contracts, equipment leases and other arrangements or agreements to which Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Property, not terminated pursuant to Section 4.2(c); and (c) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Property.

         PERSONAL PROPERTY. The term "Personal Property" shall mean all furniture, furnishings, trade fixtures, building systems and equipment (including, without limitation, HVAC, security and life safety systems) and other tangible personal property owned by Seller that is located at and used in connection with the operation of the Real Property.

         PROPERTY. The term "Property" shall mean the Real Property, Seller's interest in the Personal Property and the Intangible Property.

         REAL PROPERTY. The term "Real Property" shall mean that certain real property commonly known as Lakeshore Landing and situated at 2717 South Norfolk Street, San Mateo, California, the land component of which is legally described in EXHIBIT C attached to this Agreement.

         SELLER'S KNOWLEDGE. The term "Seller's Knowledge" shall have the meaning set forth in Section 4.1 below.

         TITLE COMPANY. The term "Title Company" shall mean Chicago Title Insurance Company, 388 Market Street, San Francisco, California 94111.


                                      ARTICLE II
                                  PURCHASE AND SALE

    Section 2.1 PURCHASE AND SALE. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property upon all of the terms, covenants and conditions set forth in this Agreement.

    Section 2.2 PURCHASE PRICE. The purchase price for the Property (the "Purchase Price") shall be the sum of Forty-Two Million Seven Hundred Thousand Dollars ($42,700,000). The entire amount of the Purchase Price (less the Deposit delivered pursuant to Article V below) shall be payable by Buyer to Seller in cash on the Closing Date through the escrow described in Section 6.1 below.

    Section 2.3  BUYER'S REVIEW AND SELLER'S DISCLAIMER.

         (a) Subject to the provisions of subsection 2.3(c) below, during the Inspection Period Buyer shall be permitted to make a complete review and inspection of the physical, legal, economic and environmental condition of the Property, including, without limitation, any leases and contracts affecting the Real Property, books and records maintained by Seller or its agents relating to the Property, boundary and other survey-related issues relating to the Real Property, pest control matters, soil condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, structural, life safety, HVAC and other building system and engineering characteristics, traffic patterns and all other information pertaining to the Property. Without representation or warranty, Seller shall cooperate in Buyer's review and provide Buyer with the opportunity to review and copy (at Buyer's expense) all leases, financial reports, survey and other third-party inspection reports and similar non-proprietary or confidential materials in Seller's possession relating to the Property. Buyer acknowledges (i) that Seller played no role in the development or construction of the Real Property, (ii) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property, and (iii) that Buyer is not relying upon any representations and warranties, other than those specifically set forth in this Agreement, made by Seller or anyone acting or
claiming to act on Seller's behalf concerning the Property.   Buyer further
acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Subject to the provisions of Section 4.1 of this Agreement, Buyer shall purchase the Property in its "as is" condition on the Closing Date and assumes the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by its investigation.

         (b) Except with respect to any claims arising out of (i) any breach of express covenants, representations or warranties set forth in this Agreement or any of the documents to be executed and delivered by Seller on the Closing Date or as a condition of the closing or (ii) Seller's commission of fraud in the inducement of this transaction: Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act
(42 U.S.C. Section 9601, et. seq.), as amended, or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction. Section 1542 provides:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

         (c) Buyer's exercise of the rights of review and inspection set forth in subsection (a) shall be subject to the following limitations: (i) any entry onto the Real Property by Buyer, its agents or representatives, shall be during normal business hours, following reasonable prior notice to Seller and delivery to Seller of satisfactory evidence of Buyer's general liability insurance, and, at Seller's discretion, accompanied by a representative of Seller; (ii) Buyer shall not conduct any drilling, test borings or other disturbance of the Real Property for review of soils, compaction, environmental, structural or other conditions without Seller's prior written consent; (iii) any discussions or interviews with any of the tenants of the Real Property shall be conducted in the presence of Seller or its representatives; (iv) Buyer shall exercise reasonable diligence not to disturb the use or occupancy of any occupant of the Property; and (v) Buyer shall indemnify, defend and hold Seller harmless from all loss, cost, and expense resulting from any personal injury, property damage, liens or claims of liens caused by or arising from any entry or inspections performed by Buyer, its agents or representatives. Buyer's obligations under clause (v) above shall survive any termination of this Agreement.

         Section 2.4  PERMITTED TITLE EXCEPTIONS.  During the Inspection
Period, Buyer shall obtain from Title Company and review a preliminary title report or commitment with respect to the Real Property ("Title Report"), together with all documents and information pertaining to the exceptions to title listed in the Title Report. In addition, during the Inspection Period, Buyer may obtain any survey of the Real Property desired by Buyer or required by Title Company as a condition to issuance of an ALTA extended coverage title policy (the "Survey"). Buyer may advise Seller in writing and in reasonable detail, not later than ten (10) days prior to the close of the Inspection Period, what exceptions to title, if any, listed in the current preliminary report for the Real Property or disclosed on the Survey are not acceptable to Buyer with respect to the Real Property ("Title Objections"). Prior to notifying Seller of any Title Objections, Buyer shall endeavor in good faith to cause Title Company to modify and update the preliminary report to reflect requested corrections and revisions. Seller shall have five (5) business days after receipt of Buyer's Title Objections to give Buyer notice that (a) Seller will remove any Title Objections from title (or, if acceptable to Buyer, in its reasonable judgment, afford the Title Company necessary information or certifications to permit it to insure over such exceptions) or (b) Seller elects not to cause such exceptions to be removed. Seller's failure to provide notice to Buyer within such 5-business day period as to any Title Objection shall be deemed an election by Seller not to remove the Title Objection. If Seller so notifies or is deemed to have notified Buyer that Seller shall not remove any or all of the Title Objections, Buyer shall have until the close of the Inspection Period to determine whether (i) to proceed with the purchase and take the Property subject to such exceptions or (ii) to terminate this Agreement.
Buyer's delivery of the Inspection Letter shall constitute Buyer's conclusive agreement to accept the Property subject to the Permitted Exceptions. "Permitted Exceptions" shall include and refer to (x) any and all exceptions to title disclosed by the Title Report or the Survey, excepting solely Title Objections timely identified by Buyer that Seller agrees to remove pursuant to this Section, and (y) any other exceptions to title approved by or caused by the acts, omissions or status of Buyer.


                                     ARTICLE III
                                 CONDITIONS PRECEDENT

         Section 3.1  CONDITIONS.

         (a) Notwithstanding anything in this Agreement to the contrary, Buyer's obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

              (i) Buyer's inspection and approval, within the Inspection Period, of all physical, environmental, economic and legal matters relating to the Property, as contemplated in Section 2.3 above;

              (ii) The willingness of Title Company to issue, upon the sole condition of the payment of its regularly scheduled premium, its American Land Title Association extended coverage Owner's Policy of Title Insurance [1992 Form] (the "Title Policy"), insuring Buyer in the amount of the Purchase Price that fee title to the Real Property is vested of record in Buyer on the Closing Date subject only to the printed conditions and exceptions of such policy and the Permitted Exceptions;

              (iii) the approval of this transaction by Buyer's Board of Directors, on or before July 28, 1997; and

              (iv) Seller's performance or tender of performance of all material obligations under this Agreement and the truth and accuracy of Seller's express representations and warranties, as of the Closing Date.

         (b) Notwithstanding anything in this Agreement to the contrary, Seller's obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

              (i) Buyer's performance or tender of performance of all material obligations under this Agreement and the truth and accuracy of Buyer's express representations and warranties, as of the Closing Date; and

              (ii) The satisfaction or Buyer's written waiver of the conditions set forth in subparagraphs (a)(i), (ii) and
                        (iii) above.

         Section 3.2 FAILURE OR WAIVER OF CONDITIONS PRECEDENT. In the event any of the conditions set forth in Section 3.1 are not fulfilled or waived, the party benefitted by such condition may, by written notice to the other party, terminate this Agreement, whereupon all then remaining rights and obligations hereunder of each party shall be at an end. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in
Section 3.1(a) and 3.1(b) above. Notwithstanding the foregoing, Buyer's failure to deliver to Seller on or prior to the close of the Inspection Period an executed Inspection Letter in the form attached as EXHIBIT B, without modification or qualification in any manner whatsoever, shall be deemed a failure of the condition set forth in Section 3.1(a)(i) above. Moreover, Buyer's failure to notify Seller in writing on or before July 28, 1997 that Buyer's Board of Directors has approved this transaction shall be deemed a failure of the condition set forth in Section 3.1(a)(iii) above. In the event this Agreement is terminated as a result of the failure of any condition set forth in Section 3.1(a), Seller shall instruct Title Company to return to Buyer the full amount of the Deposit, plus any accrued interest, but less any escrow cancellation charges assessed by Title Company. In any event, Buyer's consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions.


                                      ARTICLE IV
                      COVENANTS, WARRANTIES AND REPRESENTATIONS

         Section 4.1 SELLER'S WARRANTIES AND REPRESENTATIONS. Seller hereby makes the following representations and warranties to Buyer as of the date of this Agreement; provided that each of such representations and warranties shall be deemed to be modified by any contrary or qualifying information set forth on the Disclosure Statement:

         (a) Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of Seller necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of Seller have been taken.

         (b) To Seller's Knowledge, (i) the leases and rental agreements listed on EXHIBIT D to this Agreement (the "Leases") are all of the leases and rental agreements presently in effect with respect to the Real Property, and,
(ii) the copies of the Leases and related correspondence delivered or made available to Buyer are true, correct and complete, and set forth all agreements in effect with any tenant of the Property with respect to such tenant's occupancy of the Property.

         (c) To Seller's Knowledge, Seller has received no written notice from any governmental authority that any of the improvements located on the Real Property are presently in violation of any applicable building codes, zoning or land use laws, or other law, order, ordinance, rule or regulation affecting the Real Property.

         (d) To Seller's Knowledge, (i) the contracts listed on EXHIBIT E to this Agreement (the "Contracts") are all of the service and equipment contracts to which Seller is a party that relate to the operation and maintenance of the Property and that would be binding upon a purchaser of the Property, and
(ii) the copies of the Contracts delivered or made available to Buyer pursuant to this Agreement, are true, correct and complete in all material respects.

         (e) To Seller's Knowledge, Seller has received no written notice from any governmental authorities that eminent domain proceedings for the condemnation of the Real Property are pending or threatened.

         (f)  To Seller's Knowledge, Seller has received no written notice of
(i) any threatened or pending litigation affecting the Property (other than litigation arising in the ordinary course of the operation of the Property and covered by insurance) or (ii) any threatened or pending litigation against Seller which would materially and adversely affect Seller's capacity to perform under this Agreement.

         (g) To Seller's knowledge, except as may be disclosed in any environmental audit or report provided or made available to Buyer pursuant to
Section 2.3(a) above, (i) there are no underground or other storage tanks situated on the Real Property, and (ii) there are no Hazardous Materials present at the Real Property in violation of applicable laws. For purposes of this Agreement, "Hazardous Materials" shall mean inflammable explosives, radioactive materials, asbestos, polychlorinated biphenyls, hazardous materials, hazardous wastes, hazardous or toxic substances, oil, or related materials, which are listed in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act or California's Carpenter-Presley-Tanner Hazardous Substance Account Act, Hazardous Waste Control Law, Safe Drinking Water and Toxic Enforcement Act of 1986, or in the regulations adopted and publications promulgated pursuant thereto, or in any other federal, state or local environmental law, ordinance, rule or regulation.

         (h)  Seller is not a "foreign person" within the meaning of
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

As used herein, the term "Seller's Knowledge" or words of similar effect shall mean the current actual knowledge of Julia Hupman and Mark Domash, after inquiry of Seller's property manager, but without other inquiry and without any imputation of knowledge. Neither Ms. Hupman nor Mr. Domash nor any party other than Seller shall bear responsibility for any breach of representation. Seller, however, represents and warrants that Ms. Hupman and Mr. Domash are the individuals within Seller's investment advisory organization with principal administrative and oversight responsibility for the Property.

         Section 4.2 SELLER'S COVENANTS. Seller hereby covenants and agrees as follows:

         (a) During the Contract Period, Seller shall ensure that the Property is operated and maintained in a manner consistent with past practices and shall maintain current levels and coverages of insurance and Seller shall not create or acquiesce in the creation of liens or exceptions to title other than the Permitted Exceptions or voluntarily take any action (other than as may be permitted pursuant to subparagraphs (b) and (c) of this Section 4.2) to render any of the representations or warranties of Seller set forth in Section 4.1 materially incorrect.

         (b) During the Contract Period, Seller will enter into new Leases or modify existing Leases only in the ordinary course of business and on market terms, and Seller will provide Buyer with an updated rent roll from time to time during the Contract Period upon Buyer's request.

         (c) During the Contract Period, Seller will not execute or modify any Contracts, (i) without promptly notifying Buyer thereof in writing and providing Buyer with copies of the relevant documents, and (ii) as to any Contract (or modification thereof) executed during the period between the expiration of the Inspection Period and the Closing Date, other than in the ordinary course of business and on market terms.

         (d) Upon Buyer's written request given on or before the expiration of the Inspection Period, Seller will give notice as of the Closing Date terminating any Contracts that are so terminable without liability to Seller.

         Section 4.3 BUYER'S WARRANTIES AND REPRESENTATIONS. Buyer hereby represents and warrants to Seller that (a) Buyer has and as of the Closing Date shall have, full power and lawful authority to enter into and carry out the terms and conditions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, (b) all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Buyer or its assignee have been taken, (c) Buyer has received no written notice of any threatened or pending litigation which would materially and adversely affect Buyer's capacity to perform under this Agreement, and (d) no more than five percent (5%) of the beneficial ownership interest in Buyer is held by General Motors Corporation or its affiliates.


         Section 4.4 LIMITATIONS. The parties agree that (a) Seller's warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement shall survive Buyer's purchase of the Property only for a period of six (6) months after the Closing Date (the "Limitation Period"), (b) Seller shall have no liability to Buyer for any matters disclosed in any due diligence materials delivered or made available by Seller to Buyer or otherwise procured by Buyer in connection with its review of the Property, (c) Seller's liability for any breach of its representations or warranties shall be limited to claims that, in the aggregate, exceed $50,000,
(d) Seller's aggregate liability for claims arising out of such representations and warranties shall not exceed $250,000, and (e) Buyer shall provide written notice to Seller prior to the expiration of the Limitation Period of any breach of such warranties or representations and shall allow Seller 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional reasonable time period, so long as such cure has been commenced within such 30 days and diligently pursued. If Seller fails to cure such breach after actual written notice and within such cure period, Buyer's sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period; PROVIDED, however, that if within the Limitation Period Buyer gives Seller written notice of such a breach and Seller commences to cure and thereafter terminates such cure effort, Buyer shall have an additional 30 days from the date of such termination (and the Limitation Period shall be deemed extended for such additional 30-day period) within which to commence an action at law for damages as a consequence of Seller's failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such warranties or representations.

         Section 4.5  NOTICE OF ADVERSE CHANGES.

         (a) Each party shall promptly notify the other party in writing of any event or circumstance that adversely affects the first party's ability to perform its obligations under this Agreement in a timely manner or the likelihood of timely satisfaction of the conditions precedent set forth in this Agreement.

         (b) Without limiting the generality of subsection (a) above, if Seller becomes aware during the Contract Period of any matters which make any of its representations or warranties untrue, Seller shall promptly disclose such matters to Buyer in writing. In the event that Seller so discloses any matters which make any of Seller's representations or warranties untrue in any material respect, or in the event that Buyer otherwise becomes aware during the Contract Period of any matters which make any of Seller's representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that Seller has not breached an express covenant set forth in this Agreement), but Buyer shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property in accordance with the terms of this Agreement, or (ii) as to any matters disclosed following the expiration of the Inspection Period, to terminate this Agreement. Buyer's delivery of the Inspection Letter shall constitute Buyer's conclusive agreement to accept or waive any such matters disclosed to Buyer prior to the close of the Inspection Period.

                                      ARTICLE V
                                       DEPOSIT

    Within three (3) business days following the later to occur of (a) the expiration of the Inspection Period, or (b) the satisfaction or Buyer's waiver of the condition described in Section 3.1(a)(iii) above, Buyer shall deliver to Title Company for deposit into the escrow described in Section 6.1 below, the sum of Four Hundred Twenty-Seven Thousand Dollars ($427,000), which amount, together with any interest that may accrue thereon in escrow, is referred to as the "Deposit". In the event that the sale of the Property to Buyer is consummated as contemplated by this Agreement, then the entire amount of the Deposit shall be credited against the Purchase Price. The entire amount of the Deposit shall be returned immediately to Buyer in the event that Buyer properly terminates this Agreement prior to the Closing Date pursuant to Section 2.4, 3.2, 4.5 or 7.1(b), or in the event that (a) the conditions precedent set forth in Section 3.1(b) shall have been satisfied or waived, (b) Buyer shall have performed fully or tendered performance of its obligations hereunder and (c) Seller shall be unable or fail to perform its obligations under this Agreement to close the sale of the Property. IN ALL OTHER EVENTS, IF THE CLOSING OF THE PURCHASE AND SALE OF THE PROPERTY DOES NOT OCCUR ON OR BEFORE THE DATE PROVIDED THEREFOR IN THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, AND BUYER SHALL EXECUTE ANY REASONABLE DOCUMENTATION REQUIRED BY TITLE COMPANY IN ORDER TO RELEASE THE DEPOSIT TO SELLER. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER'S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE SALE OF THE PROPERTY TO BUYER FAILS TO CLOSE ON OR BEFORE THE CLOSING DATE CONTEMPLATED BY THIS AGREEMENT, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. BUYER AND SELLER AGREE THAT SELLER'S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT FAILS TO CLOSE DUE TO A BREACH OF THIS AGREEMENT BY BUYER.

                               ACCEPTED AND AGREED TO:

----------------------------                ----------------------------------
                   Seller                                       Buyer


                                      ARTICLE VI
                                  ESCROW AND CLOSING

         Section 6.1 ESCROW ARRANGEMENTS. An escrow for the purchase and sale contemplated by this Agreement has been opened by Buyer and Seller with Title Company. On or before the Closing Date, Seller and Buyer shall each deliver escrow instructions to the Title Company consistent with this Article VI, and the parties shall deposit in escrow the funds and documents described below.

         (a)  Seller shall deposit (or cause to be deposited):

              (i) a duly executed and acknowledged grant deed in favor of Buyer from Seller with respect to the Real Property in the form attached to this Agreement as EXHIBIT G (the "Deed");

              (ii) a duly executed bill of sale with respect to the Personal Property in the form attached to this Agreement as EXHIBIT H (the "Bill of Sale");

              (iii) two duly executed counterparts of an assignment and assumption of Seller's interest in the Leases and the other Intangible Property, in the form attached to this Agreement as EXHIBIT I (the "Assignment of Leases and Intangible Property");

              (iv) a certificate from Seller certifying the information required by Sections 18662 and 26131 of the California Revenue and Taxation Code to establish that the transaction contemplated by this Agreement is exempt from the tax withholding requirements of the State of California (the "California Certificate");

              (v) a certificate from Seller certifying the information required by Section 1445 of the Internal Revenue Code and the regulations issued thereunder to establish, for the purposes of avoiding Buyer's tax withholding obligations, that Seller is not a "foreign person" as defined in Internal Revenue Code Section 1445(f)(3) (the "FIRPTA Certificate"); and

              (vi) a certificate duly executed by Seller in favor of Buyer confirming the representations and warranties set forth in Section 4.1 above ("Seller's Closing Certificate").

         (b)  Buyer shall deposit:

              (i) at least one (1) business day prior to the Closing Date, immediately available funds sufficient to pay the balance of the Purchase Price, plus sufficient additional cash to pay Buyer's share of all applicable escrow costs and closing expenses;

              (ii) two duly executed counterparts of the Assignment of Leases and Intangible Property; and

              (iii) a certificate duly executed by Buyer in favor of Seller confirming the representations and warranties set forth in Section 4.3 above ("Buyer's Closing Certificate").


         Section 6.2 CLOSING. Title Company shall close escrow for the sale of the Property by:

         (a)  recording the Deed;

         (b)  issuing the Title Policy to Buyer;

         (c) delivering to Buyer the Bill of Sale, the FIRPTA Certificate, the California Certificate, the Seller's Closing Certificate and one fully executed original of the Assignment of Leases and Intangible Property;

         (d) delivering to Seller one fully executed original of the Assignment of Leases and Intangible Property, the Buyer's Closing Certificate, and funds in the amount of the Purchase Price, as adjusted for credits, prorations and closing costs in accordance with this Article VI; and

         (e) filing the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

         Section 6.3  PRORATIONS.

         (a) Real estate taxes and assessments, personal property taxes, if any, rental income and all other items of income and expense with respect to the Property shall be prorated between Seller and Buyer as of midnight on the night before the Closing Date. Income and expenses for the Property shall be prorated on the basis of the acutal number of days in the month in which the Closing Date occurs and on the basis of the accrual method of accounting. All such items attributable to the period through and including the Closing Date shall be credited to Seller; all such items attributable to the period following the Closing Date shall be credited to Buyer. Buyer shall be credited in escrow with
(i) any portion of rental agreement or lease deposits with respect to the Property which are refundable to the tenants and (ii) rent prepaid beyond the Closing Date. Buyer shall not be entitled to any interest on rental agreement or lease deposits or prepaid rent accrued on or before the Closing Date, except for any interest required to be paid to tenants under applicable law or pursuant to the terms of the Leases. Seller shall be credited in escrow with any refundable deposits or bonds held by any utility, governmental agency or service contractor with respect to the Property (to the extent the same are assignable to Buyer in connection with the sale of the Property).

         (b) Buyer and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations to be made on and after the Closing Date pertaining to the Property as complete and accurate as reasonably possible. All prorations which can be liquidated accurately or reasonably estimated as of the Closing Date shall be made in escrow on the Closing Date. All other prorations, and adjustments to initial estimated prorations, shall be made by the parties with due diligence and cooperation within 30 days following the Closing Date, or such later time as may be required to obtain necessary information for proration, by immediate cash payment to the party yielding a net credit from such prorations from the other party.

         (c) Buyer shall, consistent with reasonable business judgment, exert its reasonable efforts to collect for Seller following the Closing Date all rental income which is delinquent on the Closing Date with respect to the Property; provided, however, that Buyer shall not be required to commence legal proceedings to collect such rents. Notwithstanding the foregoing proviso, Seller reserves the right to pursue any remedy for damages Seller may have against any tenant with respect to such delinquent rents, but Seller shall not seek to evict any tenant or terminate any Lease based on such default in rental payments. Any sums collected on account of rents after the Closing Date shall be successively applied to the payment of (i) rent for the Property due and payable in the month in which the closing occurs, (ii) rent for the Property due and payable in the months succeeding the month in which the closing occurs (through and including the month in which payment is made), and (iii) rent for the Property due and payable in the months preceding the month in which the closing occurs.

         Section 6.4  OTHER CLOSING COSTS.

         (a) Buyer shall pay (i) the cost of the Survey, (ii) the entire premium for the Title Policy (including any endorsements), (iii) 50% of any city transfer taxes due on the transfer of the Property, (iv) 50% of any escrow or other costs charged by or reimbursable to the Title Company (other than the title premium), and (v) all fees and expenses of its legal counsel and other third party consultants engaged by or on behalf of Buyer in connection with this transaction.

         (b) Seller shall pay (i) 100% of any state or county governmental documentary transfer or transaction taxes or fees due on the transfer of the Property, (ii) 50% of any city transfer taxes due on the transfer of the Property, (iii) 50% of any escrow or other costs charged by or reimbursable to the Title Company (other than the title premium) and (iv) all fees and expenses of its legal counsel and other third party consultants engaged by or on behalf of Seller in connection with this transaction.

         (c) Any costs and expenses of closing that are not expressly identified in subparagraph (a) or (b) above shall be allocated between the parties in accordance with prevailing custom in San Mateo County, California.

         Section 6.5 FURTHER DOCUMENTATION. Promptly after the close of escrow for the sale of the Property, Buyer and Seller shall provide to each tenant of the Real Property, by personal delivery or certified mail, written notice advising the tenant of the sale of the Real Property by Seller to Buyer, and including any other information required by applicable state or local law or the tenant's Lease. In addition, at or following the close of escrow, Buyer and Seller each shall execute any certificate or other instruments required by law or local custom or otherwise reasonably requested by the other party or Title Company to effect the transaction contemplated by this Agreement.


                                     ARTICLE VII
                                    MISCELLANEOUS

         Section 7.1  DAMAGE OR DESTRUCTION.

         (a) Buyer shall be bound to purchase the Property for the Purchase Price as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the improvements on the Real Property or condemnation by right of eminent domain, provided that the occurrence of any damage or destruction involves repair costs of $2,000,000 or less. If Buyer is so bound to purchase the Property, notwithstanding the occurrence of damage, destruction or condemnation, then: (A) in the event of damage covered by insurance or in the event of condemnation, Buyer shall receive a credit against the Purchase Price in the amount (net of collection costs) of any insurance proceeds or condemnation award collected and retained by Seller as a result of any such damage or destruction or condemnation, plus any applicable deductible amount, and Seller shall assign to Buyer all rights to such insurance proceeds or condemnation awards as shall not have been collected prior to such close of escrow; and (B) in the event of damage not covered by insurance, Buyer shall receive a credit (not to exceed $2,000,000) in the amount of the estimated cost to repair the damage.

         (b) Buyer or Seller may terminate this Agreement by written notice of election given to the other party promptly following the event if there occurs damage or destruction to the Property which involves repair costs in excess of $2,000,000.

         Section 7.2  BROKERAGE COMMISSIONS AND FINDER'S FEES.

         Each party to this Agreement warrants to the other that no person or entity can properly claim a right to a real estate commission, real estate finder's fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys' fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts.

         Section 7.3 SUCCESSORS AND ASSIGNS. Buyer may not assign any of Buyer's rights or duties hereunder without the prior written consent of Seller; provided that Buyer may assign this Agreement, (a) without Seller's prior consent, to a title-holding corporation whose stock is wholly owned, directly or indirectly, by Buyer or (b) to any other entity affiliated with Buyer, provided that such assignee has, in Seller's reasonable judgment, the financial capacity to perform the obligations of Buyer hereunder. No assignment by Buyer shall relieve Buyer of its obligations under this Agreement. Subject to the limitations on assignment expressed in this
Section 7.3, this Agreement shall be binding upon, and inure to the benefit of, Buyer and Seller and their respective successors and assigns.

         Section 7.4 NOTICES. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by United States Postal Service, postage prepaid or certified mail, return receipt requested, by any nationally known overnight delivery service, by courier, or in person. All notices shall be deemed to have been given forty-eight (48) hours following deposit in the United States Postal Service or upon personal delivery if sent by overnight delivery service, courier or personally delivered. All notices shall be addressed to the party at the address below:

         To Seller:     c/o AEW Capital Management, L.P.
                        225 Franklin Street
                        Boston, Massachusetts 02110
                        Attn:  General Counsel

    with a copy to Ms. Julia E. Hupman, at the same address,

    and with a copy to: Heller Ehrman White & McAuliffe
                        333 Bush Street
                        San Francisco, California  94104
                        Attn:  Judith C. Miles, Esq.


         To Buyer:      BRE Properties, Inc.
                        One Montgomery Street, Suite 2500
                        San Francisco, California 94104
                        Attn:  Ms. Jane Maushardt

    with a copy to:     Farella Braun & Martel LLP
                        235 Montgomery Street, 30th Floor
                        San Francisco, California 94104
                        Attn:  Jon F. Hartung, Esq.

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 7.4. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

         Section 7.5 TIME. Time is of the essence of every provision contained in this Agreement.

         Section 7.6 POSSESSION. The rights of possession of the Property (subject to the Leases) shall be delivered to Buyer on the Closing Date.

         Section 7.7 INCORPORATION BY REFERENCE. All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

         Section 7.8 NO DEDUCTIONS OR OFF-SETS. Buyer acknowledges that the Purchase Price to be paid pursuant to this Agreement is a net amount and shall not be subject to any off-sets or deductions.

         Section 7.9 ATTORNEYS' FEES. In the event any dispute between Buyer and Seller should result in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys' fees.

         Section 7.10 CONSTRUCTION. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         Section 7.11 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of California.

         Section 7.12 CONFIDENTIALITY. Each of Seller and Buyer hereby acknowledges and agrees that the existence of this Agreement, and the terms and conditions set forth herein, are to be kept strictly confidential unless and until the Closing Date occurs. Accordingly, except as may be required by law or court order, neither Seller nor Buyer shall, without the prior written consent of the other, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any information concerning this Agreement or the transaction contemplated herein to any person or entity other than such party's prospective lenders and such party's legal and financial advisors or other consultants engaged in connection with this transaction, each of whom shall agree to hold such information strictly confidential as if such persons were bound by the provisions of this Section 7.12. The foregoing shall not prevent either party from disclosing the existence, but not the terms, of this transaction to other persons, including, without limitation, prospective property managers and/or leasing brokers.

         Section 7.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

         Section 7.14 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding. This Agreement may not be amended or modified except by a written instrument signed by Buyer and Seller.

         Section 7.15 FURTHER ASSURANCES. From and after the date of this Agreement, Seller and Buyer agree to do such things, perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably necessary or proper and usual to complete the transactions contemplated by this Agreement and to carry out the purpose of this Agreement in accordance with this Agreement.

         Section 7.16 PARTIAL INVALIDITY. If any provision of this Agreement is determined by a proper court to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall remain in full force and effect without such invalid, illegal or unenforceable provision.

         Section 7.17 WAIVERS. No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement.

         Section 7.18 DAMAGES. Buyer agrees that any liability of Seller under any claim brought pursuant to this Agreement or any document or instrument delivered simultaneously or in connection with, or pursuant to this Agreement, shall be subject to the limitations of Section 4.4, and shall be limited solely to Seller's interest in the Property (including the proceeds of the sale of the Property to Buyer), and no other assets of Seller shall be subject to levy or execution. In no event shall either party seek satisfaction for any claim asserted by such party against the other from any of the other party's trustees, beneficiaries or partners or from any partners, shareholders, directors, officers, employees, agents, legal representatives, successors or assigns of such party or such party's trustees, beneficiaries or partners, nor shall any such person or entity have any personal liability for any such obligations of the other party.

         Section 7.19 COOPERATION IN SEC FILINGS. Seller acknowledges that Buyer may be required by governing securities laws to file a report of its acquisition of the Property with the Securities and Exchange Commission, either prior to or after the close of escrow, and Seller agrees to cooperate reasonably with Buyer in connection with such filing, provided that such cooperation shall not entail any additional expense to Seller or cause Seller any liability whatsoever beyond its existing obligations under this Agreement. In furtherance of the foregoing, Seller agrees to provide (or afford Buyer reasonable access to) such records (including financial records of the Property, but excluding records relating to the cost of construction) as may be reasonably required by Buyer's independent accountants to review or prepare (at Buyer's cost) an audited financial statement for the Property in connection with the filing of Buyer's Form 8-K.


         IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first written above.

SELLER:                           BUYER:

EASTRICH NO. 92 CORPORATION       BRE PROPERTIES, INC.



By: /s/ Mark A. Albertson         By:  /s/ Jane Maushardtt
    ---------------------              -------------------
    Name: Mark A. Albertson            Name: Jane Maushardt
    Title: President                   Title: Vice President


                                  By:  /s/ Byron M. Fox
                                       ----------------
                                  Name:  Byron M. Fox
                                  Title: Executive Vice President

                                      EXHIBIT A

                                 DISCLOSURE STATEMENT


    All capitalized terms used herein but not otherwise defined shall have the meanings given them in the Agreement.

1. Matters disclosed by any environmental reports and audits, structural, soils and other physical inspection reports, title reports and surveys delivered to Buyer prior to the end of the Inspection Period or included in the materials delivered to or made available to Buyer pursuant to Section
    2.3 of the Agreement.

2. The Personal Property and the improvements located on the Real Property, and their structural components, the building systems and other mechanical systems, and the parking and loading areas are, and have been, subject to normal wear and tear and obsolescence as the result of the age of such items.

3. Minor amounts of Hazardous Materials used in the ordinary course of operation and maintenance of the Property (e.g. paint thinner) are present at the Proeperty.

4. The pool deck on the smaller pool at the Property has shown some evidence of failing, apparently due to rotting of part of the wood structure enclosing the crawl space under the deck. Seller and Buyer are presently investigating possible repairs for this item.

5.  The wood siding on several of the buildings at the Property is buckled.

6. The property manager had previously informed Seller of some leakage apparently related to faulty window flashing and of drainage problems on certain of the individual apartment balconies at the Property. With the exception of approximately five of the individual apartment balconies, these problems have now been repaired.

    All the matters set forth on this Disclosure Statement are limited to Seller's Knowledge. Seller does not make any representations or warranties, other than as expressly set forth in the Agreement, regarding the scope or content of the matters referenced in this Disclosure Statement. Neither the foregoing list nor the materials referred to therein are intended to be an exhaustive enumeration of issues relevant to the Property, nor are they intended to fully inform you of any particular issue or its ramifications. Rather this Disclosure Statement is presented to you pursuant to Section 4.1 of the Agreement and is merely intended to assist you with your investigation of the Property by flagging for you those matters which, to Seller's Knowledge, may affect the Property or Seller's warranties and representations set forth in
Section 4.1 of the Agreement.

                                      EXHIBIT B

                                  INSPECTION LETTER

                                              , 1997
                                        ------


AEW Capital Management, L.P.
225 Franklin Street
Boston, Massachusetts 02110
Attn:  General Counsel

    Re: Agreement for Purchase and Sale of Real Property dated _______, 1997 (the "Purchase Agreement") between __________________ ("Seller") and __________________ ("Buyer")

Gentlemen & Ladies:

         This letter constitutes the Inspection Letter contemplated by the above-referenced Purchase Agreement and is delivered to confirm the satisfaction of the condition precedent described in Section 3.1(a)(i) of the Purchase Agreement.

         Buyer hereby expressly confirms to Seller (and to its trustees and beneficiaries and their respective agents, employees, successors and assigns) that Buyer has completed to its satisfaction the inspection and review contemplated by Section 2.3 of the Purchase Agreement. Buyer, moreover, hereby ratifies and affirms all of the acknowledgements, waivers and releases set forth in Section 2.3.

         Accordingly, based on its inspection and review of the Property, Buyer is prepared to proceed with the purchase of the Property in accordance with the terms of the Purchase Agreement subject only to the satisfaction of the conditions described in Sections 3.1(a)(ii), 3.1(a)(iii) and 3.1(a)(iv) of the Purchase Agreement.

                             Very truly yours,

                             [Buyer]

                             By:
                                  Its
                                       ---------------------------------

                                      EXHIBIT C

    PROPERTY DESCRIPTION


LOTS 1, 2, 3 AND 4, AS SHOWN ON THAT CERTAIN MAP ENTITLED "LAKESHORE LANDING CONDOMINIUMS, CITY OF SAN MATEO, SAN MATEO COUNTY, CALIFORNIA", WHICH MAP WAS FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN MATEO COUNTY, STATE OF CALIFORNIA ON JANUARY 6, 1988, IN BOOK 117 OF MAPS AT PAGES 40 THROUGH 45.

EXCEPTING THEREFROM, ANY PORTION BELOW THE LINE OF ORDINARY HIGH TIDE LYING WITHIN THE NATURAL BED OF SEAL SLOUGH, AS SAME EXISTED PRIOR TO ANY ARTIFICIAL CHANGES.

                                      EXHIBIT D
    RENT ROLL


                                   [COPY ATTACHED]

                                      EXHIBIT E
    LIST OF SERVICE CONTRACTS


                                   [COPY ATTACHED]

                                      EXHIBIT F
    [INTENTIONALLY OMITTED]

                                      EXHIBIT G

                                     FORM OF DEED


RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO:


MAIL TAX STATEMENTS TO:


------------------------------------------------------------------------------
                        (Above Space For Recorder's Use Only)



                                      GRANT DEED


FOR A VALUABLE CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, __________________, a ________________ ("Grantor"), hereby grants to
_________________, a _________________, that certain real property described on
EXHIBIT "A" attached hereto and made a part hereof (the "Property").


This conveyance is made subject to all liens and encumbrances of record.

DATED:              , 1997
     --------------


GRANTOR:                                           , a
                   --------------------------------    -----------------------

                   By:
                   Its:

                                      EXHIBIT H

                                     BILL OF SALE



         FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby expressly acknowledged, __________________, a _________________, hereby assigns, transfers and conveys to
("Buyer"), WITHOUT WARRANTY, EXPRESS OR IMPLIED, all of Seller's right, title and interest in and to all of the personal property described in the attached
SCHEDULE 1 (the "Personal Property"). The foregoing conveyance is made pursuant to, and is subject to the terms and conditions of, that certain Agreement for Purchase and Sale of Real Property dated as of June __, 1997, by and between Seller and Buyer.


         IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of , 1997.


              SELLER:

                                                    , a
              --------------------------------------
              --------------------------------

              By:
              Its:

                                      SCHEDULE 1

                                  Personal Property

                                      EXHIBIT I

                     ASSIGNMENT OF LEASES AND INTANGIBLE PROPERTY

         FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby expressly acknowledged, ____________________, a ___________________
("Assignor"), hereby assigns, transfers and conveys to ____________, a __________________ ("Assignee"), all of the landlord's right, title and interest in and to the Leases and the Intangible Property, as those terms are defined in that certain Agreement for Purchase and Sale of Real Property dated
_______, 1997 (the "Agreement"), entered into by and between Assignor, as "Seller," and Assignee, as "Buyer."

         In accordance with the Agreement, Assignee hereby assumes all obligations of Seller as landlord under the Leases and as owner of the Intangible Property (including, without limitation, Assignor's rights and interests as a party to the Contracts) to the extent such obligations arise on or after the date of this Assignment (collectively, the "Assigned Obligations"), and Assignee agrees to indemnify and defend Assignor against, to hold Assignor harmless from, and to reimburse Assignor for, any and all loss, cost, liability and expense (including attorneys' fees) arising out of or relating to any breach or alleged breach of the Assigned Obligations occurring (or alleged to have occurred) on or after the date of this Assignment.

         Assignor agrees to indemnify and defend Assignee against, to hold Assignee harmless from, and to reimburse Assignee for, any and all loss, cost, liability and expense (including attorneys' fees) arising out of or relating to any breach or alleged breach of any obligations of the Landlord under the Leases or as owner of the Intangible Property (including the Contracts) occurring (or alleged to have occurred) prior to the date of this Assignment. Notwithstanding anything to the contrary in this Assignment, Assignor's liability to Assignee under the foregoing indemnification shall be limited to claims that, in the aggregate, exceed $50,000, and Assignor's aggregate indemnification obligation to Assignor with respect to any breach or alleged breach of any obligations of the Landlord under the Leases or as owner of the Intangible Property occurring (or alleged to have occurred) prior to the date of Assignor's acquisition of fee title to the Property shall be limited to $250,000.


          This Assignment may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

         Any liability which may arise as a consequence of the execution of this Assignment by or on behalf of either Assignor or Assignee shall be a liability of Assignor or Assignee, as applicable, and not the personal liability of any trustee, corporate officer of a trustee, corporate officer of such party or employee of such party.


         IN WITNESS WHEREOF, Assignor and Assignee have executed this
Assignment of Leases and Intangible Property as of           , 1997.



ASSIGNOR:                                   ASSIGNEE:
                   , a                                        ,a
--------------------    ----------------     ------------------  -------------

By:                                         By:
Its:                                        Its:

                             FIRST AMENDMENT TO AGREEMENT
                        FOR PURCHASE AND SALE OF REAL PROPERTY

         THIS FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY is entered into as of August 19, 1997, among BRE PROPERTIES, a Maryland corporation ("Buyer"), EASTRICH NO. 92 CORPORATION, a Massachusetts corporation (previously inadvertently referred to as a California corporation) and EASTRICH LAKESHORE LANDING LIMITED PARTNERSHIP, a Massachusetts limited partnership.

                                       RECITALS

    A. Reference is made to that certain Agreement for Purchase and Sale of Real Property dated as of July 16, 1997 (the "Purchase Agreement"). The Purchase Agreement inadvertently referred to the Seller thereunder as Eastrich No. 92 Corporation, whereas title to the Property is held in the name of Eastrich Lakeshore Landing Limited Partnership, a Massachusetts limited partnership, of which Eastrich No. 92 Corporation is the general partner. The parties hereto now desire to amend the Purchase Agreement as set forth herein. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

    B. Upon the expiration of the Inspection Period, the Buyer failed to approve all physical, environmental, economic and legal matters relating to the Property and pursuant to Section 3.2 of the Purchase Agreement, Buyer's failure to so approve such matters was deemed a failure of a condition precedent. The parties now desire to reinstate the Purchase Agreement.

                                      AGREEMENT

    NOW THEREFORE, incorporating the foregoing recital, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the terms and conditions of the Purchase Agreement are amended as follows:

    1. Each reference in the Purchase Agreement to Eastrich No. 92 Corporation is hereby amended to refer to Eastrich Lakeshore Landing Limited Partnership and all references to Seller are hereby deemed to refer to Eastrich Lakeshore Landing Limited Partnership, a Massachusetts limited partnership.

    2. Buyer hereby approves all physical, environmental, economic and legal matters relating to the Property and expressly waives the conditions set forth in Sections 3.1(a)(i) and 3.1(a)(iii) of the Purchase Agreement. Accordingly, the Purchase Agreement is hereby reinstated as of the date hereof as amended hereby.

    3. The Purchase Price as defined in Section 2.2 of the Purchase Agreement is hereby amended to Forty-Two Million Four Hundred Sixty-Seven Thousand Dollars ($42,467,000).

    4. The Closing Date as defined in Article 1 of the Purchase Agreement is hereby amended to be August 21, 1997, or as otherwise mutually approved by Buyer and Seller.

    5. It is hereby acknowledged that the Deposit as defined in Article V of the Purchase Agreement was not delivered. Accordingly, the entire amount of the Purchase Price shall be deposited into the escrow at the Title Company pursuant to Article VI of the Purchase Agreement.

    6. The Purchase Agreement is incorporated herein in its entirety by this reference. Other than as expressly provided herein, the Purchase Agreement shall remain in full force and effect, unmodified hereby. The Purchase Agreement, as amended hereby, forms the entire agreement between Seller and Buyer with respect to the subject matter hereof, and all prior oral or written agreements between the parties hereto with respect to the subject matter hereof are superseded by the Purchase Agreement, as amended hereby.

    7. This amendment may be executed in any number of counterparts, each of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Buyer and Seller have caused this Amendment to be executed as of the date first set forth above.

    SELLER: EASTRICH LAKESHORE LANDING LIMITED PARTNERSHIP, a Massachusetts limited partnership

              By:  Eastrich No. 92 Corporation, a Massachusetts
                        corporation, General Partner

                        By:  /s/ Mark Albertson
                             ------------------
                             Mark Albertson
                             Vice President


    BUYER:         BRE PROPERTIES, INC., a Maryland corporation


                        By:  /s/ Jane Maushardt
                             ------------------
                        Its: Vice President

    CONFIRMED:
    EASTRICH NO. 92 CORPORATION, a Massachusetts corporation

    By:  /s/ Mark Albertson
         ------------------
         Mark Albertson
         Vice President